Exhibit 10.1

UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

In the Matter of:	Docket Nos.	15-027-B-SM 15-027-CMP-SM

CUSTOMERS BANK	Order to Cease and Desist and Order of Assessment of a Civil Money Penalty Issued Upon Consent Pursuant to the Federal Deposit Insurance Act, As Amended
Phoenixville, Pennsylvania

A State Member Bank

WHEREAS, in recognition of the common goals of the Board of Governors of the Federal Reserve System ("Board of Governors") and Customers Bank, Phoenixville, Pennsylvania ("the Bank"), a state-chartered member of the Federal Reserve System, to ensure compliance by the Bank with all applicable federal and state laws, rules, and regulations including, but not limited to, section 5(a)(1) of the Federal Trade Commission Act ("FTC Act") (15 U.S.C. § 45(a)(1)), and effective management of the legal, reputational, and compliance risks of the Bank, the Board of Governors and the Bank have mutually agreed to enter into this combined Order to Cease and Desist and Order of Assessment of a Civil Money Penalty Issued Upon Consent (the "Order");

WHEREAS, in its capacity as an agent of the Bank, Higher One, Incorporated, New Haven, Connecticut ("Higher One") became an institution-affiliated party, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the "FDI Act") (12 U.S.C. §§ 1813(u) and 1818(b)(3)), as of July 12, 2013;

WHEREAS, at all times relevant to this Order, Higher One provided financial aid and reimbursement services to colleges and universities (collectively the "Schools") and demand deposit account services to students and former students throughout the United States through relationships established by entering into Deposit Processing Services Agreements ("Agreement" or "Agreements") with insured depository institutions, including, but not limited to, the Bank;

WHEREAS, Higher One, pursuant to its July 12, 2013 Agreement with the Bank beginning on August 14, 2013, performed essential elements of the banking relationship including facilitating the opening of accounts as an agent of the Bank and soliciting deposits on behalf of the Bank;

WHEREAS, pursuant to section 7(c) of the Bank Service Company Act (12 U.S.C. § 1867(c)), services that Higher One provided to the Bank are subject to regulation and examination by the Board of Governors to the same extent that such services would be subject to regulation and examination as if performed by the Bank on its own premises;

WHEREAS, the Board of Governors and the Federal Reserve Bank of Philadelphia ("Reserve Bank") conducted inquiries that assessed the practices of the Bank and Higher One; WHEREAS, this Order is issued with respect to the following:

A. Schools often need to disburse financial aid refunds to students.  Many types of financial aid funds are initially distributed in full to the school, which then deducts the student's tuition and other amounts payable to the school. Any remaining amount is known as a "refund." Schools are responsible for distributing the refunds to the students, typically by paper check or by Automated Clearing House ("ACH") transfer to a student's bank account.

B. In 2000, Higher One created the OneDisburse service (also known as the "Refund Management" service) whereby schools could outsource the financial aid refund disbursement process, resulting in time- and cost-savings for the schools.  Higher One offered students three methods of receiving their financial aid refund: (1) direct deposit to the Higher One deposit account and student debit card product known as the "OneAccount" (which was marketed at several product levels, including the OneAccount, OneAccount Flex, OneAccount Edge, and OneAccount Premier); (2) ACH transfer to another bank account; or (3) paper check, if permitted by the school.

C. Because Higher One is not an insured depository institution, as that term is defined in section 3(c)(2) of the FDI Act (12 U.S.C. § 1813(c)(2)), Higher One contracted with an insured depository institution to establish and maintain the OneAccounts.  The Bank has provided demand deposit accounts in connection with the OneAccounts since August 14, 2013.

D. Through this business model, Higher One under the Bank's oversight, controlled students' access to and information about financial aid refund disbursement options because students were required by their schools to use the Higher One website to select the method of the financial aid refund disbursement or wait at least two weeks to receive a refund check by default as required by Department of Education regulations.

E. Higher One and the Bank benefitted from students directing their financial aid refunds to the OneAccount instead of to an alternative bank account or paper check.  Higher One earned income from all fees paid by students in connection with the accounts.  Some of the fees were unusual, such as a fee of 50 cents for using the debit card linked to the OneAccount as a point-of-sale purchase that was executed through the entry of a PIN, rather than executed by signature like a credit card, and a fee of 3.5 percent for withdrawing funds from a bank teller (described as a "cash advance fee"). In addition, Higher One received the interchange fees paid by merchants to issuing banks in connection with the debit card linked to the OneAccount and fees paid by the Bank for servicing the account.  Although the Bank did not receive any OneAccount fees paid by students, the Bank did receive benefits from holding and deploying the funds held in non-interest bearing demand deposit accounts.

F. During the period from August 14, 2013 to December 19, 2013 ("Relevant Period"), the Higher One website and associated materials used for selecting the disbursement method for refunds contained material omissions about certain fees, features, and limitations of the OneAccount, which were likely to mislead students acting reasonably under the circumstances. Information about the fees, features, and limitations of the OneAccount was omitted entirely or was not clear and conspicuous. Examples of these omissions that were in effect during all or part of the Relevant Period included, but were not limited to:

i. There was no information on the refund disbursement home page – the first webpage that would appear when a student started the disbursement selection process for the first time – about the ACH transfer to another bank account and paper check options, either of which may have enabled students to access their student financial aid refunds with fewer fees or no fees.

ii. On the web page where the student made a choice about the method of refund disbursement, information about the speed of receiving a refund through the OneAccount was readily available, but there was no information about the fees, features, and limitations of the OneAccount located on that page, making it difficult for students to make a fully informed decision prior to selecting the method for financial aid disbursement.

iii. Information about the availability of fee-free ATM locations was not available on the web page where the student made a choice about the method of refund disbursement.  There was no information about the hours of availability of any specific fee-free ATMs located on any of the web pages, even though some fee-free ATMs were on campus locations that were closed on nights, weekends, and holidays.

iv. It was only at the final web page, after the student had selected a refund delivery mechanism and entered all personal information, that a complete fee schedule and the terms and conditions were readily available for the student to view.  The fee schedule contained information about ATM fees for using non-Higher One ATMs.  The student would need to click on another link to find information about fee-free ATM locations.  There was no information on hours of availability for fee-free ATMs. If the student wanted to change his or her choice of refund delivery mechanism, the student would need to back out through the previous screens to reach the appropriate web page and resubmit all personal information.

v. Although the Bank is a bricks-and-mortar institution, there was no information on the website explaining that the OneAccount was an Internet-only checking account.

vi. The website for most of the participating schools featured the school logo more prominently than the Higher One logo or the fine-print reference to the Bank, which may have erroneously implied that the schools endorsed the OneAccount as a preferred method of disbursement of financial aid refunds.

G. The deficiencies specified in paragraphs A. through F. above resulted in deceptive acts or practices in or affecting commerce, within the meaning of section 5(a)(1) of the FTC Act (15 U.S.C. § 45(a)(1)), and unsafe or unsound banking practices.

WHEREAS, as of December 19, 2013, about four months after Higher One began soliciting OneAccount deposits on behalf of the Bank, the Higher One enrollment website no longer contained significant material omissions about the fees, features, and limitations of the OneAccount;

WHEREAS, since entering into the Agreement with Higher One, the Bank has taken steps to improve FTC Act compliance;

WHEREAS, during the Relevant Period, there were approximately 220,000 new OneAccounts opened at the Bank;

WHEREAS, on July 7, 2014, after a non-objection from the Board of Governors, Higher One provided by electronic mail (or USPS mail, if necessary) the following information to existing customers who had opened OneAccounts held at the Bank during the Relevant Period: information about ACH transfer and paper check options for receipt of financial aid refunds; a copy of the Fee Schedule and Terms and Conditions; and a description of the account closing procedures; and also provided fee waivers for certain foreign ATM, debit card, and cash transactions for a 30-day period;

WHEREAS, on December 23, 2015, the Board of Governors issued upon consent a combined order to cease-and-desist and assessment of civil money penalty against Higher One in In the Matter of: Higher One, Inc. Docket No. 15-026-E-I (the "Higher One Consent Order");

WHEREAS, paragraphs 6 through 10 of the Higher One Consent Order required Higher One to provide restitution for fees that Higher One received from eligible consumers from on or after May 4, 2012 through and including July 7, 2014, including those consumers who opened accounts at the Bank during the Relevant Period;

WHEREAS, as of December 28, 2015, Higher One has provided all funds necessary to provide restitution to consumers, which began on May 10, 2016;

WHEREAS, on June 16, 2016, Customers Bancorp, Inc. and the Bank purchased the Refund Management Disbursement Service including the OneAccount Product from Higher One Holdings, Inc. and Higher One and as a result directly controls the representations made to consumers regarding the OneAccount or any similar product offered by the Bank thereafter;

WHEREAS, the practices described above warrant the assessment of a civil money penalty by the Board of Governors against the Bank under section 8(i)(2) of the FDI Act, as amended (12 U.S.C. § 1818(i)(2));

WHEREAS, on October 21, 2016, the board of directors of the Bank, at a duly constituted meeting, adopted a resolution authorizing Jay S. Sidhu to enter into this Order on behalf of the Bank and consent to compliance with each and every applicable provision of this Order by the Bank and its institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the FDI Act (12 U.S.C. §§ 1813(u) and 1818(b)(3)), and waiving any and all rights that the Bank may have pursuant to section 8 of the FDI Act (12 U.S.C. § 1818), including, but not limited to: (i) the issuance of a notice of charges; (ii) a hearing for the purpose of taking evidence on any matters set forth in this Order; (iii) judicial review of this Order; (iv) contest the issuance of this Order by the Board of Governors; and (v) challenge or contest, in any manner, the basis, issuance, validity, terms, effectiveness or enforceability of this Order or any provision hereof:

NOW, THEREFORE, before the filing of any notices, or taking of any testimony or adjudication of or finding on any issues of fact or law herein, and for the purpose of settling this matter without a formal proceeding being filed and without the necessity for protracted or extended hearings or testimony, it is hereby ORDERED, pursuant to sections 8(b)(1), (2) and (3), and 8(i)(2) of the FDI Act (12 U.S.C. §§ 1818(b)(1), (2), and (3), and 1818(i)(2)), that:

No Misrepresentations or Omissions

1. The Bank shall continue to take all action necessary to correct all violations of the FTC Act cited in the Federal Reserve's UDAP Review of the OneAccount Product Offered by the Bank and Higher One, dated May 8, 2014, and maintain future compliance with the FTC Act. The Bank shall not make, or allow to be made, any misleading or deceptive representation, statement, or omission, expressly or by implication, in the marketing materials, telemarking scripts, sales presentations, websites, mobile applications, social media content, and/or any similar communications used to solicit any consumer in connection with any consumer or commercial deposit, lending, or other product or service that the Bank offers or may offer. Additionally, the Bank shall take all action necessary to ensure that all material information needed by a consumer to make an informed decision about the method of receiving a financial aid refund is provided in advance of a consumer making such a decision and that all representations are substantiated.  Without limiting the generality of the foregoing, the Bank shall not make any misrepresentations and/or omissions including, but not limited to, any misrepresentation and/or omission related to:

(a) options for receiving financial aid refunds through a bank account by ACH transfer and by paper check;

(b) information about the fees, features and limitations of the OneAccount, or any similar account offered as a depository account for financial aid refunds, including limitations on cash deposits and withdrawals;

(c) information about fee-free ATM locations and hours of availability, including information on fees assessed by foreign ATMs;

(d) whether the school endorses or prefers the OneAccount, or any similar account offered as a depository account for financial aid refunds, over the options of consumers' receipt of the financial aid refund through another bank account by ACH transfer or by paper check; and

(e) the approximate timing of funds availability for each financial aid disbursement option.

2. The Bank shall ensure that all marketing materials, telemarking scripts, sales presentations, websites, and/or any similar communication used to solicit any consumer to open a OneAccount at the Bank, or any similar account offered as a depository account for financial aid refunds, clearly and conspicuously disclose the name of the third party offering the account (if any) and the Bank's name, including contact information for the third party and the Bank.

3. The Bank shall ensure that clear and conspicuous disclosures are provided to consumers, prior to choosing a financial aid refund disbursement method, including disclosures regarding the locations and availability of its network of fee-free ATMs, and that the use of ATMs on other networks will result in foreign ATM fees.

Board and Senior Management Oversight

4. Within 90 days of this Order, the board of directors of the Bank shall submit to the Reserve Bank an acceptable written plan to strengthen the board's oversight of the compliance risk management program.  The plan shall describe the actions that the board of directors will take to improve the Bank's compliance risk management program and a timeline for the actions to be taken.  The plan shall, at a minimum, address, consider, and include:

(a) measures to communicate the board of directors' clear expectations regarding compliance with consumer protection laws and regulations, including section 5(a)(1) of the FTC Act (15 U.S.C. § 45(a)(1));

(b) measures to ensure adherence to approved compliance policies, procedures, and standards for consumer protection laws and regulations, including section 5(a)(1) of the FTC Act (15 U.S.C. § 45(a)(1));

(c) measures to ensure that the compliance program is administered by senior management and other personnel with sufficient expertise in, and knowledge of, applicable consumer protection laws and regulations, including section 5(a)(1) of the FTC Act (15 U.S.C. § 45(a)(1)), and to ensure that the Bank has adequate levels and types of officers and staff to comply fully with all requirements of this Order;

(d) measures to ensure the appropriate and timely resolution of audit findings, compliance risk assessments, and examination findings for consumer protection laws and regulations, including section 5(a)(1) of the FTC Act (15 U.S.C. § 45(a)(1)); and

(e) measures to enhance the information and reports that will be regularly reviewed by the board of directors including, compliance risk assessments regarding consumer protections laws and regulations, including section 5(a)(1) of the FTC Act (15 U.S.C. §45(a)(1)), and reports on the status and results of measures taken, or to be taken, by senior management to remediate outstanding compliance issues, to implement major compliance initiatives, and to comply fully with this Order.

Consumer Compliance Risk Management Program

5. Within 90 days of this Order, the Bank shall submit to the Reserve Bank an acceptable written plan to enhance the consumer compliance risk management program to ensure that the marketing, processing, and servicing of consumer products and services, including consumer products and services offered through a third party ("Third Party Products"), comply with all consumer protection laws and regulations, including section 5(a)(1) of the FTC Act (15 U.S.C. § 45(a)(1)). The consumer compliance committee of the board of directors shall have responsibility for overseeing the development and implementation of the plan required by this paragraph.  The plan shall, at a minimum, address, consider, and include:

(a) measures to ensure that the program is developed in accordance with applicable supervisory guidance of the Board of Governors, including, but not limited to, the guidance entitled, "Guidance on Managing Outsourcing Risk," dated December 5, 2013 (SR 13-19/CA 13-21); "Community Bank Risk-Focused Consumer Compliance Supervision Program," dated November 18, 2013 (CA 13-19); "Consumer Compliance Examination Procedures for the Unfair or Deceptive Acts or Practices Provisions of Section 5 of the Federal Trade Commission Act," dated November 6, 2007 (CA 07-8); and "Unfair or Deceptive Acts or Practices by State- chartered Banks," dated March 11, 2004 (CA 04-2);

(b) measures to enhance the Higher One website, or any website developed for the purpose of offering a similar depository account for financial aid refunds, and other communications to ensure that consumers receive material information in a manner that is timely, accurate, clear, and conspicuous;

(c) measures to ensure that the compliance program is administered by compliance personnel with sufficient expertise in, and knowledge of, applicable consumer protection laws and regulations, including section 5(a)(1) of the FTC Act (15 U.S.C. § 45(a)(1)), and to ensure that sufficient personnel is provided to comply fully with all requirements of this Order;

(d) measures to enhance policies and procedures for:

(i) the review, approval, and maintenance by the Bank of: (1) all marketing, advertising, solicitation materials (including direct mail or Internet solicitations, promotional materials, telemarketing scripts, website content, mobile applications, and social media content), and similar communications for consumer products and services, including Third Party Products; (2) other materials provided to consumers generated in connection with the marketing, processing, and servicing of consumer products and services, including any account agreements and account statements; (3) all materials related to customer service; (4) all materials documenting the service-level standards for services provided by all Third Party Product providers, partners, servicers, vendors, and any of their providers or sub-servicers (collectively, "Third Party Product Providers"), including due diligence reports, monitoring and audit results, and financial materials; and (5) any material changes thereto;

(ii) periodic compliance reviews, including on-site visits, as appropriate, by the Bank of all Third Party Product Providers whose role is material to the provision of consumer products and services on behalf of the Bank;

(iii) prompt notification to the Bank by its Third Party Product Providers of any complaints, regardless of the source; inquiries or investigations from federal or state agencies or legislative bodies; and legal actions received from any party raising concerns about the practices of any Third Party Product Providers;

(iv) promptly addressing and resolving consumer complaints and inquiries arising in connection with consumer products or services, including any Third Party Product, monitoring such complaints and inquiries and identifying any trends concerning the nature of the complaints, and promptly addressing the root causes of such complaints and inquiries;

(v)  regular meetings between the Bank and Third Party Product Providers for which the Bank will take and maintain written notes;

(vi) the periodic review by the Bank's board of directors and senior management of the Bank's business and strategic plans relating to agreements with Third Party Product Providers;

(vii) assessing consumer compliance risk, performing the necessary due diligence in the approval of new relationships with Third Party Product Providers, and implementation of appropriate risk management procedures and controls for new relationships with Third Party Product Providers; and

(viii) updating policies and procedures on an ongoing basis as necessary to incorporate new or changes to consumer protection laws, regulations, and supervisory guidance issued by federal agencies affecting consumer products or services, including Third Party Products;

(e)                  measures to ensure on-going, periodic training of appropriate Bank personnel, including the board and senior management, that addresses compliance with consumer protection laws and regulations, including, but not limited to, section 5(a)(1) of the FTC Act (15 U.S.C. § 45(a)(1));

(f)                   measures to enhance the risk monitoring process and management information systems to identify, manage and promptly correct compliance weaknesses, including any weaknesses in compliance with section 5(a)(1) of the FTC Act (15 U.S.C. § 45(a)(1)), in the marketing, processing, and servicing of consumer products and services, including Third Party Products;

(g)                  measures to enhance the internal controls, including enhancing internal audits for compliance with consumer protection laws and regulations, including section 5(a)(1) of the FTC Act (15 U.S.C. § 45(a)(1)), in the marketing, processing, and servicing of consumer products and services, including Third Party Products;

(h)                  measures to ensure that any arrangement with a Third Party Product Provider to market, process, and/or service Third Party Products requires that the Bank has the ultimate authority to determine the terms, manner, and conditions under which the Third Party Product will be marketed, processed, and/or serviced for consumers, and that the Third Party Product Provider will make any changes, on a prospective basis, in such terms, manner, and conditions that that Bank deems necessary to comply with applicable laws, regulations, and/or regulatory guidance; and

(i)                   to the extent that the Bank will rely on Third Party Product Providers to assist in ensuring the Bank's compliance with the requirements of this Order, the plan required by this paragraph must include a detailed explanation of the services to be provided by Third Party Product Providers to assist in ensuring the Bank's compliance with the requirements of this Order and the means by which the Bank will ensure that these services are successfully performed by Third Party Product Providers.

Civil Money Penalty

6. The Board of Governors hereby assesses the Bank a civil money penalty in the amount of $960,000 to be paid to the Board of Governors at the time of the execution of this Order by Fedwire transfer of immediately available funds to the Federal Reserve Bank of Richmond, ABA No. 05 1000033, beneficiary, Board of Governors of the Federal Reserve System.  The Board of Governors or the Federal Reserve Bank of Richmond on its behalf shall remit the funds to the United States Treasury, pursuant to section 8(i) of the FDI Act (12 U.S.C. § 1818(i));

Progress Reports

7. Within 30 days after the end of each full calendar quarter following the date of this Order, the board of directors of the Bank shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with this Order, a timetable and schedule to implement specific remedial actions to be taken, and the results thereof.

Approval and Implementation of Plans and Programs

8. The Bank shall submit written plans that are acceptable to the Reserve Bank within the applicable time periods set forth in this Order.

9. Within 10 days of approval by the Reserve Bank, the Bank shall adopt the approved plans.  Upon adoption, the Bank shall promptly implement the approved plans, and thereafter fully comply with them.

10. During the term of this Order, the approved plans shall not be amended or rescinded without the prior written approval of the Reserve Bank.

11. The Bank shall make no representations to any insured depository institution, any consumers, or any other person or entity that the Board of Governors, the Reserve Bank, or any employee, agent, or representative of the Board of Governors or the Reserve Bank have endorsed or approved any aspect of any product or service offered by the Bank.

Communications

12. All communications regarding this Order shall be sent to:

(a)	William T. Wisser
Assistant Vice President
Federal Reserve Bank of Philadelphia
Ten Independence Mall
Philadelphia, Pennsylvania 19106

(b)	Richard M. Ashton
Deputy General Counsel
Board of Governors of the Federal Reserve System
Washington, D.C. 20551

(c)	Jay S. Sidhu
Chairman and Chief Executive Officer
Customers Bank
99 Bridge Street
Phoenixville, Pennsylvania 19460

With a copy to:

(d)	Andrew L. Sandler
Michelle L. Rogers
BuckleySandler LLP
1250 24th Street, NW, Suite 700
Washington, D.C. 20037

Miscellaneous

13. Notwithstanding any provision of this Order to the contrary, the Reserve Bank may, in its sole discretion, grant written extensions of time to the Bank to comply with any provision of this Order.

14. The provisions of this Order shall be binding upon the Bank, and their institution- affiliated parties, in their capacities as such, and their successors and assigns.

15. Each provision of this Order shall remain effective and enforceable until stayed, modified, or terminated, or suspended in writing by the Reserve Bank.

16. The provisions of this Order shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any further or other action affecting the Bank, or any of their current or former institution-affiliated parties or their successors or assigns, or any other of the Bank's subsidiaries; however, the Board of Governors shall not take any further action against the Bank based upon the conduct described in the WHEREAS clauses of this Order to the extent known by the Board of Governors as of the effective date of this Order.  This release and discharge shall not preclude or affect any right of the Board of Governors to determine and ensure compliance with this Order or any proceeding brought by the Board of Governors to enforce the terms of this Order.

17. Nothing in this Order, expressed or implied, shall give to any person or entity, other than the parties hereto and their successors hereunder, any legal or equitable right, remedy, or claim under this Order.

By Order of the Board of Governors effective this 2nd day of December, 2016.

CUSTOMERS BANK	BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

By: /S/	By: /S/
Jay S. Sidhu	Robert deV. Frierson
Chairman and	Secretary of the Board
Chief Executive Officer